March 30, 1996 UNAUDITED

CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
March 30, 1996 and December 30, 1995
(In thousands of dollars)

                                         March 30,          December 30,
                                         1996               1995
 ASSETS
 CURRENT ASSETS
 Cash                                    $      2,599       $        918
 Accounts receivable                          123,779            112,693
 Inventories                                  163,210            154,846
 Other current assets                          25,589             23,038
     Total current assets                     315,177            291,495
 NON-CURRENT ASSETS
 Property, plant and equipment                135,051            129,991
 Cost in excess of acquired net assets         60,525             51,922
 Other assets                                  10,765             10,730
                                         $    521,518       $    484,138


 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Notes payable                           $     57,886       $     60,439
 Accounts payable                              60,991             49,415
 Accrued expenses                              41,916             35,136
 Income taxes payable                           8,141              3,747
 Other current liabilities                     21,894             16,578
     Total current liabilities                190,828            165,315
 NON-CURRENT LIABILITIES
 Long-term debt                                74,000             64,000
 Accrued postretirement liability               7,635              7,559
 Deferred income taxes                          7,197              7,217

 STOCKHOLDERS' EQUITY
 Common stock                                   5,336              5,336
 Additional paid-in capital                    59,557             59,440
 Retained earnings                            237,098            234,113
 Accumulated translation adjustment             4,797              6,320
 Treasury stock at cost                       (62,890)           (62,972)
 Deferred compensation                         (2,040)            (2,190)
     Total stockholders' equity               241,858            240,047

                                         $    521,518       $    484,138

See accompanying notes to consolidated financial statements.
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